Exhibit 10.56

Execution Copy

Share Purchase Agreement

between

LGP Allgon Holding Aktiebolag

and

IGC Industrial Growth Company AB

concerning the shares in

Arkivator Falköping AB

Execution Copy

Execution Copy

List of Schedules

Schedule	Subject

2 (a)	Closing Statement
2 (b)	Data Room Documents
2(c)	License Agreement
2 (d)	Pro Forma Balance Sheet
6.1.7	Articles of Association
6.2.4	Title to Assets
6.3.1	Leased Real Property
6.3.2	Real Property
6.3.3	Restrictions on Leased Real Property and Real Property
6.4.1	Leased Personal Property
6.5.1	Material Agreements
6.5.4	Certain Events
6.6.1	Insurance
6.8.7	Relationship between the Company and the Seller
6.9.1	Key Employees
6.9.3	Employee Compensation
6.10.3	Environment
6.12.2	Tax
6.12.3	Tax Audits
6.13.1	Warranty Claims

Execution Copy

Share Purchase Agreement

THIS AGREEMENT is made and entered into as of 29 September 2006 by and between

LGP Allgon Holding AB, reg. no. 556346-2620, a company duly incorporated and organised under the laws of Sweden (the “Seller”)

and

IGC Industrial Growth Company AB, reg. no. 556283-2633, a company duly incorporated and organised under the laws of Sweden (the “Purchaser”)

The Seller and the Purchaser are each individually referred to as a “Party” and collectively as the “Parties”.

1. Introduction

1.1	The Seller is the holder of the Shares (as defined below).

1.2	The Company (as defined below) is engaged in the Business (as defined below).

1.3	The Seller is desirous of selling to the Purchaser and the Purchaser is desirous of purchasing from the Seller, subject to the terms and conditions contained herein, the Shares.

1.4	In view of the foregoing the Parties agree as follows.

2. Definitions

2.1	In this Agreement, the following terms shall have the following meanings, which shall be equally applicable to the singular and plural forms of such terms:

“Accounting Principles”	refers to (i) the accounting policies, practices and methods consistent with those used in the preparation of the Financial Statements for the financial years 2003 – 2005 and (ii) to the extent such accounting policies, practices and methods do not address a particular matter, GAAP applied on a basis consistent with GAAP used in the preparation of such Financial Statements.

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“Affiliate”	of any Person means, from time to time, (i) any other Person directly or indirectly controlled by or under common control of such first-mentioned Person or (ii) any other legal Person(s) directly or indirectly controlling or jointly controlling such first-mentioned Person provided that, after the Closing, the Company will not be deemed an Affiliate of the Seller.

“Agreement”	means this Share Purchase Agreement by and between the Parties including all Schedules hereto.

“Agreement Date”	means the date on which this Agreement was signed by both Parties.

“Business”	means the activities, affairs, businesses and practices of the Company carried out by the Company during 2005 and during the period up to the date of the Pro-Forma Balance Sheet.

“Business Day”	means a day, other than a Saturday or Sunday, on which banks in Sweden are generally open for banking business.

“Company”	means Arkivator Falköping AB, org. no. 555555-5555, a company incorporated under the laws of Sweden.

“Closing”	means the completion of the events set forth in Section 5 of the Agreement.

“Closing Statement”	means a statement setting out the Debt which was delivered by the Seller to the Purchaser in connection with the execution of this Agreement; a copy of the Closing Statement has been attached hereto as Schedule 2 (a).

“Contract”	means contracts, agreements, commitments, leases, purchase orders, sales orders, bids, understandings or offers to which the Company is a party, or is bound by.

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“Data Room Documents”	means the documents made available to the Purchaser and its advisors containing inter alia commercial, accounting, financial and legal information relating to the Company, as listed in Schedule 2 (b).

“Debt”	means any debt owing by the Company to the Seller or any of its Affiliates as at the Agreement Date, as set out in the Closing Statement.

“Designated Account”	means account no. 55555555555 with Skandinaviska Enskilda Banken, Swift Code ESSESESS, in the name of the Seller.

“Encumbrance”	means any title defect, mortgage, security interest, lien or pledge.

“Environmental Law”	means any law or regulation relating to human or animal health or safety, natural resources, plants or the environment, or to Hazardous Substances.

“Environmental Permits”	means all permits, licences, certificates, approvals and other authorizations or exceptions of any authorities relating to Hazardous Substances, required by Environmental Laws for the operation of the Business or for the occupation or use of any property owned, leased or operated by the Company or in the Business.

“Exchange Rate”	means an agreed exchange rate of SEK 7.25 for one USD.

“Financial Statements”	means the audited balance sheets, profit and loss accounts and statement of changes in financial position of the Company.

“GAAP”	means the generally accepted accounting practices, procedures, rules, methods and principles in Sweden.

“Hazardous Substances”	means any pollutant, contaminant, waste or chemical or any hazardous substance or material, and any substance, waste or material which is regulated by, or form the basis of liability under, any Environmental Laws.

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“Intellectual Property”	means patents, trademarks, designs, copyrights, business names, domain names, E-mail addresses, websites, logotypes, designs, layouts, computer software, marketing, advertising, promotional, and sales/packaging materials, rights in databases and any other similar property and all rights in relation to any of the foregoing.

“Key Employees”	means Andreas Mehner, Peter Lundin, Robert Elovson, Lars Tööj, Håkan Andersson, Kjell Karlsson, Göran Spaak, Mikael Helgewall and Kristina Edsberg.

“Know-How”	means all knowledge or business information, including trade secrets, data, experience, technology, technical or commercial know-how, computer know-how, drawings, information kept confidential or of a confidential nature, customer lists and other information relating to customers and all other sensitive information relating to the Company or the Business.

“Leased Real Property”	means all real property or other premises leased by the Company.

“License Agreement”	shall mean a license agreement in the form attached as Schedule 2 (c), to be executed by Powerwave Technologies Sweden AB and the Company at Closing.

“Losses”	means (a) all of the Purchaser’s direct claims, losses, deficits, damages, costs, liabilities and expenses (including reasonable legal, accounting and other expenses for investigating or defending any actions or threatened actions) resulting from a breach of the warranties set out in Section 6, and (b) all of the Company’s (i) actual costs (including reasonable settlement costs and reasonable legal, accounting and other expenses for investigating or defending any actions or threatened actions), (ii) actual liability incurred, (iii) loss of revenues, and (iv) decrease of value of the Company’s assets, resulting from a breach of the warranties set out in Section 6.

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“Material Adverse Effect”	means any material adverse effect on the financial condition, business, assets or properties, liabilities, results of operations or prospects of the Company, taken as a whole.

“Material Agreement”	means each Contract listed in Appendix 6.5.1.

“Person”	means any individual, corporation, partnership, limited liability company, association, trust, organization, authority or other entity or natural or legal person.

“Personal Property”	means items of equipment and any other tangible asset or property owned, leased or used on and as at the Agreement Date by or in the Company or the Business and any such asset or property to be provided to the Company under any Contract, with the exception of Real Property.

“Pro Forma Balance Sheet”	means the pro forma balance sheet of the Company as of 3 September 2006 attached hereto as Schedule 2 (d).

“Purchase Price”	means the term defined in Section 4.1 of the Agreement.

“Real Property”	means all real property owned, occupied or used by the Company on the Agreement Date, including any installations and improvements.

“Remedial Action”	means the term defined in Section 6.10.3 of the Agreement.

“Seller’s Knowledge”	or any similar statement, shall include the actual knowledge of the officers and directors of the Seller or Powerwave Technologies Inc., and shall be deemed to include an additional statement that the statement has been made after due and diligent enquiry with Andreas Mehner, Lars Tööj and Robert Elovson.

“Shares”	means all of the shares, numbered from 1 to 100,000, of the capital stock of the Company, each having a quota value of SEK 100.

“Tax”	means all taxes, charges, withholdings, duties and other assessments imposed by any authority, including preliminary and deferred tax and social security fees, together with any interest, penalties, residual tax charges or additions to tax.

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3. Sale and Purchase

3.1	Subject to the terms and conditions set forth in this Agreement, at the Closing the Seller shall sell and transfer full ownership of the Shares without any Encumbrances to the Purchaser, and the Purchaser shall purchase and accept the transfer of full ownership of the Shares without any Encumbrances from the Seller.

4. Purchase Price, Closing Statement

4.1	The purchase price for the Shares (the “Purchase Price”) shall be USD 4,440,442 (four million four hundred and forty thousand four hundred and forty-two).

4.2	The Purchase Price shall be paid as follows:

4.2.1	The Purchaser shall, at the Closing, pay USD 2,940,442 as provided for in Section 5.2.3.

4.2.2	The Seller shall on each of September 30, 2007 and the first and second anniversary thereof, pay an amount of USD 500,000 to the Designated Account.

4.2.3	The Seller hereby waives, and confirms that all of its Affiliates have waived, all of their rights in and to any Debt to any of them which does not appear on the Closing Statement.

5. Closing

5.1	The Closing shall take place on the Agreement Date at the offices of Bohusbanken, Gothenburg, immediately following the execution of this Agreement.

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5.2	At the Closing the following events shall take place:

5.2.1	The Seller shall deliver resignation letters from each board member of the Company appointed by the shareholders.

5.2.2	The Seller shall cause the Company to issue powers of attorney enabling Anders Hultmark and Thomas Olausson, acting jointly, to sign for and on behalf of the Company until any new directors and signatories of the Company have been duly registered.

5.2.3	The part of the Purchase Price set out in Section 4.2.1 shall be paid in cash to Seller’s account with Skandinaviska Enskilda Banken AB, SE-106 40 Stockholm, Sweden, SWIFT ESSESESS, IBAN SE75 5000 0000 0555 4828 1690, Account No. 5555 5555 555.

5.2.4	The Seller shall deliver to the Purchaser the share certificate (Sw. aktiebrev) evidencing the Shares, duly endorsed in favour of the Purchaser.

5.2.5	The Seller shall procure that the board of directors of the Company enters the Purchaser as owner of the Shares in the share register (Sw. aktiebok) of the Company.

5.2.6	The Purchaser shall cause the Company to repay to the Seller or the Seller’s Affiliates, the Company’s Debt owed to the Seller or its Affiliates, as follows:

5.2.6.1	SEK 81,895,509.69 to the Seller, payable to Skandinaviska Enskilda Banken AB, SE-106 40 Stockholm, Sweden, SWIFT ESSESESS, IBAN SE28 5000 0000 0513 6100 5742, Account No. 5555 5555 555;

5.2.6.2	SEK 24,000,000.00 to Powerwave Technologies Sweden AB, payable to Skandinaviska Enskilda Banken AB, SE-106 40 Stockholm, Sweden, SWIFT ESSESESS, IBAN SE32 5000 0000 0525 2834, Account No. 5555 5555 555; and

5.2.6.3	USD 8,042,322.36 to Powerwave Technologies, Inc., payable to Comercia Bank, 11943 El Camino Real, San Diego, CA 92310, USA, SWIFT MNBDUS33, Account No. 5555555555.

5.2.7	The Parties shall cause Powerwave Technologies Sweden AB and the Company to execute the License Agreement.

5.2.8	The Purchaser shall hold an extra general meeting of the Company at which the Purchaser shall appoint new board members, and the Purchaser shall file the new board for registration with the Swedish Companies Registration Office (Sw. Bolagsverket).

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6. Seller’s Warranties

Prior to the Agreement Date, the Purchaser has conducted an independent due diligence review and analysis with respect to the Company and the Business together with the Purchaser’s professional advisors. The Purchaser and the Purchaser’s professional advisors have reviewed the Data Room Documents. Furthermore, the Purchaser and the Purchaser’s professional advisors have received additional commercial, accounting, financial and legal information, in oral and in written form, regarding the Company and the Business during meetings, contacts and correspondence with the Seller, its advisors and the management of the Company.

The Seller shall not be considered to be in breach of the warranties set out in this Section 6 if the fact, matter, occurrence or event which forms the basis of the breach has been fairly and clearly disclosed to the Purchaser or the Purchaser’s advisors in the Data Room Documents, or in the Agreement and in its schedules so that either the Purchaser knew or reasonably must have known prior to the Agreement Date that such fact, matter, occurrence, or event constituted a breach of the warranties and so that the Purchaser or the Purchaser’s advisors have been reasonably able to assess the impact on the Company of such breach and the magnitude of the Loss caused thereby.

The Parties acknowledge that the Seller has not made, and the Purchaser has not relied on, any representation or warranty (express or implied) regarding the Shares or the Company or the Business other than the warranties set out in this Section 6 and furthermore that no action or omission by the Seller or the Company shall be construed as implying any other representation or warranty.

Subject to the qualifications and limitations set forth in this Agreement, and to the disclosures that are specifically set forth in the schedules referred to below in Section 6, the Seller makes the following warranties to the Purchaser on and as of the Agreement Date, unless any other date is specified in any warranty.

6.1	Corporate

6.1.1	The Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

6.1.2	This Agreement and other documents or instruments executed and delivered by the Seller in connection with this Agreement have been duly authorized and constitute binding obligations of, and are enforceable against, the Seller.

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6.1.3	The execution of this Agreement, the consummation of the transactions contemplated herein and the fulfilment of the terms hereof will not:

6.1.3.1	result in a breach of any judgement, decree, order or approval applicable to the Company or the Seller, or of any applicable law or regulation or of the articles of association of the Company or the Seller; or

6.1.3.2	result in the creation or imposition of any Encumbrance in or with respect to any material assets or properties of the Company or the Business generally.

6.1.4	The Shares constitute the entire issued share capital of the Company. The Shares are legally and validly issued and fully paid up, and have not been issued in violation of any pre-emption or any other rights. The Seller owns, and has good and transferable title to, the Shares. The Shares are free and clear of any Encumbrances. The Seller has the absolute right, power and capacity to sell, assign and deliver the Shares to the Purchaser in accordance with the terms of this Agreement, free and clear of all Encumbrances.

6.1.5	The Company has no outstanding shares or other equity securities of any kind, other than the Shares, and there are no subscription, option or conversion rights or any other arrangement outstanding obliging the Company to issue any such securities or giving any Person the right to acquire shares or securities in the Company.

6.1.6	The Company is duly organized and validly existing under the laws of Sweden and has full corporate power and all governmental or other regulatory licenses, permits and authorizations necessary to carry out the Business. The Company has never been subject to any insolvency, winding-up, liquidation, bankruptcy or similar proceedings.

6.1.7	True, correct and up to date copies of the Company’s articles of association and share register are enclosed as Schedule 6.1.7.

6.2	Financial

6.2.1	The Financial Statements for the financial years 2003–2005 and the Pro Forma Balance Sheet have been prepared in accordance with applicable Swedish law, GAAP and the Accounting Principles and give a true and fair view (Sw. rättvisande bild) of the financial position and the result of the operations of the Company. The Accounting Principles do not contradict or conflict with GAAP.

6.2.2	The Company has not after the date of the Pro Forma Balance Sheet incurred any debt or liabilities of a nature required under the Accounting Principles to be disclosed in the Company’s Financial Statements other than trading debts incurred in the ordinary course of the Business.

6.2.3	The Company has not received any shareholders’ contributions or any equity or other capital contributions of any nature that may involve any repayment obligations of it.

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6.2.4	Except as set forth in the Financial Statement for the financial year 2005, the Pro Forma Balance Sheet and Schedule 6.2.4, the Company has full title, without any Encumbrances, to all assets and properties reflected in the Pro Forma Balance Sheet.

6.2.5	During the period from the date of the Pro Forma Balance Sheet to the Agreement Date the Business has been conducted in the ordinary and usual course consistent with past practices with a view to maintaining the Business as a going concern, and (ii) there has not, with respect to the Company or the Business, occurred or arisen:

6.2.5.1	any Material Adverse Effect;

6.2.5.2	any obligations or liabilities, except obligations and liabilities arising in the ordinary course of business consistent with past practices and which are not material;

6.2.5.3	any amendment or termination of any Material Agreement, save in the ordinary course of business consistent with past practices;

6.2.5.4	any extraordinary event or any extraordinary loss suffered;

6.2.5.5	any disposal or Encumbrances in respect of or on any individual asset or property of the Business with a value in excess of SEK 100,000;

6.2.5.6	any increase in the rates of compensation (including bonuses) to any employee, other than increases made in the ordinary course of business consistent with past practices;

6.2.5.7	any change of accounting methods, principles or practices;

6.2.5.8	any investment in fixed assets or properties that individually exceed SEK 250,000 or in the aggregate SEK 1,000,000;

6.2.5.9	any dividends declared or paid or any other payment or distribution of any asset or property; or

6.2.5.10	any transactions between the Company and the Seller or any of its Affiliates other than in the ordinary course of business consistent with past practices.

6.2.6	Provisions for bad debts in the Pro Forma Balance Sheet have been made in accordance with the Accounting Principles and GAAP, which have proven sufficient over the past three financial years.

6.2.7	The Company does not own any interest in any legal Person.

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6.2.8	All liquid assets and properties of the Company, including bank accounts and cash, are, following the Closing, available, free and clear of any Encumbrance, withholding or deduction.

6.3	Real Property and Leased Real Property

6.3.1	Schedule 6.3.1 contains a complete list of all Leased Real Property. Copies of the lease agreements of all Leased Real Property have been provided to the Purchaser as part of the Data Room Documents. All Leased Real Property are being leased by the Company under valid and binding leases, and there exists no default by the Company or, to the Seller’s Knowledge, the lessor, under any lease agreement.

6.3.2	Schedule 6.3.2 contains a complete list of all Real Property. The Company owns all Real Property, free and clear of any Encumbrance, except as set out in Schedule 6.3.2 and the Company has been and is duly registered as owner of its Real Property in all the relevant registers.

6.3.3	Except as disclosed in Schedule 6.3.3, to the Seller’s Knowledge, no Real Property or Leased Real Property is the subject of any complaint or notice of violation of any applicable zoning or building regulation or Environmental Law or Environmental Permits, and no such violation is known to exist. There are no zoning or building regulations, Environmental Laws or Environmental Permits or any other restrictions as regards use or occupancy, which is likely to preclude or impair or adversely affect the use or occupancy of any Real Property or Leased Real Property for the purposes for which they are presently used and/or the permitted use under zoning or building regulations, Environmental Laws or Environmental Permits. No Real Property or Leased Real Property is, in whole or in part, leased by the Company to any Person.

6.4	Personal Property

6.4.1	All Personal Property is available to use for the benefit of the Business, and all Personal Property is, except for the leasing and other arrangements set out in Schedule 6.4.1, free and clear of any Encumbrances.

6.4.2	The Company owns each item of Personal Property (i) reflected in the balance sheet of the Company included in the Financial Statement for the financial year 2005, less any Personal Property disposed of since the end of the financial year 2005; and (ii) acquired since the end of the financial year 2005.

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6.5	Contracts

6.5.1	All Material Agreements are listed in Schedule 6.5.1. There are no Contracts other than the Material Agreements the loss or breach of which may have a Material Adverse Effect.

6.5.2	The Company has performed when due all obligations under the Material Agreements. All Material Agreements are in full force and effect, valid and enforceable in accordance with their written terms.

6.5.3	The Company is not and has since the end of the financial year 2005 not been:

6.5.3.1	a party to any Contract not made in the ordinary course of its Business consistent with past practices;

6.5.3.2	a party to any Contract containing any provisions for material price re-determinations or price revision; or

6.5.3.3	a party to any Contract not consistent with fair market terms, conditions and prices.

6.5.4	Except as disclosed in Schedule 6.5.4, the execution of this Agreement or the consummation of the transactions provided for herein will not (i) result in a breach of any of the terms and provisions of, or constitute a default under or conflict with, any Material Agreement or (ii) give any other party the right to terminate or cancel, or change, in any way which is adverse to the Company, the terms or conditions of any Material Agreement, or (iii) result in any acceleration of any right or obligation, or in a loss of any benefit, of the Company under any Material Agreement, or (iv), to the Seller’s Knowledge, result in any Material Agreement not being renewed in connection with ordinary renewals thereof.

6.5.5	No notice of termination of any Material Agreement has been given, and, to the Seller’s Knowledge, no party intends to terminate any Material Agreement.

6.5.6	The Company has not granted or offered any guarantees, indemnities, warranties or similar undertakings for goods and/or services manufactured, rendered or sold, other than in the ordinary course of business consistent with past practices.

6.6	Insurance

6.6.1	Schedule 6.6.1 contains a description of all insurance policies presently in force in respect of the Company.

6.6.2	The Business and all the assets and properties of the Company of an insurable nature are insured for all risks and liabilities generally covered for comparable businesses and properties.

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6.6.3	The Company is in compliance with all material terms and conditions contained in all insurance policies referred to in Subsections 6.6.1 and 6.6.2 and nothing has been done or omitted to be done which would make any policy or insurance void, or which may involve any reduction or mitigation of any insurance proceeds under any policy or insurance. There are no unsettled insurance claims, or, to the Seller’s Knowledge, anything likely to lead to an insurance claim, by the Company.

6.7	Intellectual Property and Know-How

6.7.1	The Company owns or has other sufficient right to all Intellectual Property and Know-How which is used by it, or which is used in, or necessary for, the Business, and no such Intellectual Property or Know-How is subject to any Encumbrances or wholly or partially owned by any other Person than the Company.

6.7.2	The Company has not granted any Person any right or licence to use any Intellectual Property or Know-How, and no payments have to be made to any Person for such Intellectual Property or Know-How.

6.7.3	To the Seller’s Knowledge, there is no, and has not been any, infringement by any Person of any Intellectual Property or Know-How which is used by the Company, or which is used in, or necessary for, the Business, and the Company has not made any claim to any Person regarding the use of Intellectual Property or Know-How, nor does to the Seller’s Knowledge any valid basis therefore exist.

6.7.4	There is no, and has not been any, infringement by the Company of any Intellectual Property or Know-How of any Person, and there is to the Seller’s Knowledge no claim, action, suit or proceedings pending or threatened against any of them, nor does to the Seller’s Knowledge any valid basis therefore exist.

6.7.5	The licences and, to the extent possible to register, registrations and registration applications of all Intellectual Property and Know-How which is used by the Company, or used in, or necessary for, the Business are, to the Seller’s Knowledge, valid and all applicable application fees and renewal fees have been paid.

6.8	Business

6.8.1	The Company has in all material respects conducted its operations and business in accordance with, and has complied with, all applicable laws and regulations, including Environmental Laws, and is not subject to any judgment or order or is a party to any suit or proceedings restraining or restricting it in respect of the Business. To the Seller’s Knowledge, there is no controversy or investigation pending or threatened with respect to the Business by any authority.

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6.8.2	The Company is not liable to compensate third parties as a result of damages caused by products sold, services rendered or otherwise, and to the Seller’s Knowledge there is no circumstance which could cause any such liability.

6.8.3	The Company has at its disposal drawings and other documentation, manuals, service and maintenance instructions in respect of all machines and products produced and sold by it.

6.8.4	The Company is not a party to any Contract which limits its freedom to compete or to conduct business with any Person or to freely use any information in its possession, except for non-disclosure agreements entered into in the ordinary course of business.

6.8.5	The Company (i) has no outstanding offers which are capable of binding acceptance by any Person, except for such offers made in the ordinary course of business consistent with past practices, and (ii) to the Seller’s Knowledge, is not bound by any Contract which cannot readily be fulfilled or performed by the Company on time.

6.8.6	All corporate documents of the Company are safely kept and are correct, and all registrations and applications related thereto have been fulfilled, and all applicable fees have been paid.

6.8.7	Schedule 6.8.7 sets out all agreements between the Company, on the one hand, and the Seller or any Affiliate of the Seller on the other hand, other than agreements in the ordinary course of business and consistent with past practices. The Closing Statement sets out all debts between the Company, on the one hand, and the Seller or any Affiliate of the Seller on the other hand. None of the systems, services or other assets, properties or rights used by the Company is owned by or rendered from the Seller or any Affiliate of the Seller, other than as set out in Schedule 6.8.7.

6.8.8	Other than as set out in Schedule 6.8.7, the assets, properties and rights owned or held by the Company are sufficient for it to conduct the Business subsequent to the Closing consistent with the conduct of the Business prior to the Agreement Date.

6.9	Officers and Employees

6.9.1	Copies of the employment agreements of the Key Employees are attached in Schedule 6.9.1, which schedule also sets out their current salaries and any other material contractual benefits and terms which are not expressed in the employment agreements as well as any loans and guarantees to any Key Employee by the Seller or the Company.

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6.9.2	No Key Employee has given or been given notice of termination of employment, and, to the Seller’s Knowledge, no Key Employee has the intention to leave his/her employment.

6.9.3	Except as set forth in Schedule 6.9.3, there are no collective bargaining agreements relevant to the Business or the Company, or deferred compensation agreements, incentive bonus or other bonus, pension, profit sharing, severance pay or retirement plans or other agreements or arrangements presently in force with respect to any present or former employee of the Company. The Company is in full compliance with all such agreements and arrangements.

6.9.4	The consummation of the transactions contemplated in this Agreement will not entitle any employee of the Company to any bonus or other payment from the Seller or any Affiliate of the Seller.

6.10	Environment

6.10.1	The Company has obtained all Environmental Permits. There are no material circumstances that may lead to any Environmental Permit being revoked, not renewed or changed in a way that could adversely affect the Company.

6.10.2	The Company has conducted and is conducting its activities in compliance with all Environmental Permits and has not received any notification with respect to any non-compliance or violation of Environmental Permits.

6.10.3	Except as set out in Schedule 6.10.3 all assets and properties of the Company (including Real Property and Leased Real Property) are free from any Hazardous Substances which may require measures to investigate, remedy, prevent, hinder or counteract damage or nuisances to people’s health or the environment (together “Remedial Action”).

6.10.4	Except as set out in Schedule 6.10.3, no activity carried out by the Company has caused pollution or contamination of land or water areas or buildings or installations that may entail any liability for damages for the Company, or any obligations for the Company to take or compensate for Remedial Action.

6.10.5	Except as set out in Schedule 6.10.3, the Company has not undertaken or accepted any liability for contamination or Hazardous Substances or Remedial Action.

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6.11	Litigation and Investigations

6.11.1	To the Seller’s Knowledge there are no legal suits, proceedings or investigations by any Person pending or threatened against the Company or the Business. There are no such suits or proceedings pending or threatened by the Company against any Person.

6.12	Taxes and Other Charges

6.12.1	All tax returns and other returns and reports required to be filed by the Company have been duly and timely filed with the appropriate authorities and are true, correct and complete.

6.12.2	Except as set out in Schedule 6.12.2, all Tax due by the Company has, where applicable, been fully paid, and, for all Tax assessed but not due by the Company, full reserves therefore have been made on the books of the Company, to the extent required by GAAP or the Accounting Principles.

6.12.3	Except as set out in Schedule 6.12.3, during the last five years there have not been any audits, inquiries or investigations relating to Tax with respect to the Company, and no such audits, inquiries or investigations are to the Seller’s Knowledge pending.

6.13	Products and Services

6.13.1	Except as set out in Schedule 6.13.1, neither of the Seller and the Company has received any notice of any warranty claims with respect to any products or services sold, produced or provided by the Company or in connection with the Business, and, to the Seller’s Knowledge, there are no such claims threatened by any Person against the Company.

6.14	Information

6.14.1	The Data Room Documents have been honestly and diligently gathered and prepared in good faith with the aim that they should be true and correct and not misleading.

6.14.2	To the Seller’s Knowledge, there are no facts or circumstances relating to the Business which have not been disclosed to the Purchaser and which may reasonably have a Material Adverse Effect.

6.15	Intermediaries

6.15.1	No Person will be entitled to any fee, commission or other payment of any nature from the Company in connection with the transactions contemplated in this Agreement.

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7. Purchaser’s Warranties

7.1	Corporate

7.1.1	The Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

7.1.2	This Agreement and other documents or instruments executed and delivered by the Purchaser in connection with this Agreement have been duly authorized and constitute binding obligations of, and are enforceable against, the Purchaser.

7.2	Financing

7.2.1	The Purchaser has and will on the Agreement Date and on each date of payment in accordance with Section 4.2.2 have sufficient cash, available lines of credit or other sources of immediately available funds to enable the Purchaser to make all payments it is or may be required to make under this Agreement

8. Covenants

8.1	Non-Competition and Non-Employment

8.1.1	From the Agreement Date and for a period of three years thereafter, the Seller agrees not to engage, directly or indirectly, in any business or activity which competes with the Business, and agrees to procure that none of its Affiliates engages in any business or activity which competes with the Business. For purposes of clarification, the Seller’s or its Affiliates’ manufacturing and sale of microwave or wireless infrastructure products to wireless original equipment manufacturers or wireless network operators, including without limitation, the sale and manufacture of filter products to Ericsson, shall not be considered competitive with the Business.

8.1.2	From the date of this Agreement and for a period of three years thereafter, the Seller undertakes to refrain from employing, offering or negotiating employment with or enticing away any of the Key Employees, and shall procure that each of its Affiliates refrains from employing, offering or negotiating employment with, or enticing away, any of the Key Employees.

8.1.3

In case of any breach against any of the covenants in this Section 8.1, the Purchaser may, upon having become aware of such breach, request by written notice to the Seller that such breach be discontinued. In case such breach is not discontinued within two weeks from the giving of such notice, the Seller shall,

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in addition to any other relief that may be available to the Purchaser, pay to the Purchaser the lower of (i) USD 100,000 and (ii) such lower amount that the Seller can demonstrate is the actual Loss suffered by the Seller and the Company due to such breach.

8.2	Confidentiality

8.2.1	After the Closing, the Seller shall hold in confidence (unless compelled to disclose by requirements of law) and not use in any manner any confidential documents or other information concerning the Business or the Company (including Intellectual Property and Know-How), provided that these restrictions shall not apply to any information that the Seller can show to have been at the time of disclosure or use in the public domain, by publication or otherwise, except by violation of this Agreement on behalf of the Seller.

8.3	Discharge of Director Liability

8.3.1	The Purchaser shall, provided that the auditors do not recommend against it, discharge or procure the discharge of all directors of the Company resigning on the Agreement Date from their personal liability for the period up to and including the Agreement Date at the next annual general meeting in the Company.

8.4	Assignment of Växjö Lease Agreement

8.4.1	The Parties shall jointly use best efforts following Closing to have the lease agreement between Vasakronan AB (publ) (landlord) and LGP Telecom AB (tenant) regarding office premises at Kasernvägen 22, Växjö, Sweden, dated 26 February 2001, assigned to the Company. In the event that the landlord would not consent to such assignment, the Purchaser undertakes to procure that the Company shall at all times comply with the lease agreement as if it was a party to such agreement (including without limitation to pay any and all rental payments and other payments due under and in connection with the lease agreement), and that in the event that the Company should wish to terminate the lease agreement it shall notify the Seller hereof in such time that the lease may be terminated in due time, all with the purpose not to cause the Seller or any Affiliate of Seller any costs or liability whatsoever with respect to this lease agreement following Closing.

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9. Indemnification

9.1	Breach of Warranties

9.1.1	In the event of a breach of any of the warranties, the Purchaser shall, subject to the qualifications and limitations set forth in this Agreement, as its sole and exclusive remedy, be entitled to a reduction of the Purchase Price. The reduction of the Purchase Price for breach of any of the warranties shall be made by an amount corresponding to each relevant Loss. Any compensation for a Loss will only cover the actual amount and shall not be multiplied by any factor reflecting any purchase price impact.

9.1.2	The Purchaser will indemnify and hold harmless the Seller against and in respect of any and all damages, losses, liabilities, costs and expenses incurred or suffered by the Seller that relate to any breach of warranties made by the Purchaser.

9.2	Breach of Covenants and other Undertakings

Each Party will indemnify and hold harmless the other Party against and in respect of any and all damages, losses, liabilities, costs and expenses incurred or suffered by the aggrieved Party that relate to any breach of any covenant or other undertaking under this Agreement of the breaching Party.

9.3	Lost Pledge Certificates Indemnity

The Seller shall indemnify and hold harmless the Company from and against all claims from third parties attributable to or arising out of the pledge certificates (Sw: pantbrev) in the Company’s Real Estate that have been lost, or any pledge on the basis of such certificates. The Purchaser shall cause the Company to apply for the mortification of such certificates without delay after the Agreement Date.

9.4	Exclusive Remedies

The indemnification rights of the Parties under this Section 9 are exclusive and sever the right to any other remedies the Parties may have at law or otherwise for misrepresentation, breach of warranty or failure to fulfil any agreement or covenant hereunder. Hence and without limiting the generality of the aforesaid, it is specifically agreed that no remedy whatsoever under the Sale of Goods Act (Sw. Köplagen (1990:931)) or under any other statute, law or legal principle, including (but not limited to) the right to rescind this Agreement, shall be available to the Purchaser or to the Seller.

9.5	Limitations

9.5.1

Any claim by the Purchaser under this Section 9 shall be made through notice in writing, accompanied by reasonable particulars thereof specifying the nature of the claim and, as far as practicable, the amount of the claim, to the Seller within sixty days from the date when the Purchaser became aware of the

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circumstances giving rise to the claim and that such circumstances would entail a Loss or other claim for which the Seller is liable under this Agreement, and in any event no later than within fifteen months from the Agreement Date, provided that this fifteen-month time limit shall not apply to claims:

9.5.1.1	for breach of any representation and warranty contained in Section 6.12 (Taxes and Other Charges), which may be made until three months after the date such Tax has been finally and irrevocably determined;

9.5.1.2	for breach of any representation and warranty contained in Sections 6.1 (Corporate) and 6.10 (Environment), which may be made within five years from the Agreement Date; and

9.5.1.3	for breach or non-fulfilment of any covenant in this Agreement, the indemnity provided in Section 9.3 or any other breach of this Agreement, for which no time limit shall exist.

9.5.2	The Purchaser shall only be indemnified under the provisions of this Section 9 if the aggregate amount of the Losses equals or exceeds an amount of USD 125,000, provided that the Purchaser shall be entitled to be indemnified for the full amount of the Losses if and when the Losses equal or exceed such amount. For the purposes hereof no individual Loss which is less than USD 10,000 shall be taken into account. However, these limitations in amount shall not apply to:

9.5.2.1	breach of any representation and warranty contained in Sections 6.1 (Corporate);

9.5.2.2	any amount payable under Section 9.3 (Lost Pledge Certificates Indemnity); and

9.5.2.3	breach or non-fulfilment of any covenant in this Agreement.

9.5.3	The Seller’s liability under this Section 9 shall in no circumstance exceed an amount equivalent to 100 per cent of the Purchase Price.

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9.6	Certain Claims

9.6.1	The Seller undertakes not to make any claim against the Company or any director or employee of the Company, regarding any matter, on which the Seller may have relied when entering into this Agreement.

9.7	Miscellaneous

9.7.1	For the purpose of this Agreement, a liability which is contingent shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable. This provision shall not preclude the Purchaser from submitting a provisional claim within the relevant period set out in Section 9.5.1 subject to a quantified claim being made by the Purchaser within a reasonable time after the liability became an actual, due and payable liability.

9.7.2	If any Loss is a tax deductible item, or relates to an untaxed reserve, in the Company, the recoverable Loss shall be reduced by an amount equivalent to the actual tax saving, to the extent such tax saving is capable of being actually recovered during the same or following taxation year. For the avoidance of doubt, an increase of the Company’s tax loss carry forward shall be considered as an actual recovery only if and to the extent it could have been used to reduce Tax actually paid or payable during the period referred to above. The Purchaser shall use all reasonable endeavours to actually reduce the Company’s tax when any Loss is a tax-deductible item.

9.7.3	The Purchaser shall not be entitled to make any claim to the extent that a quantified provision or allowance for the matter of the Loss has been made in the Pro Forma Balance Sheet.

9.7.4	No liability shall arise if and to the extent that any Loss:

(i)	occurs as a result of the passing of any legislation not in force at the Agreement Date, or which takes effect with retroactive effect, or occurs as a result of any increase in the tax rate in force on the Agreement Date or any change in the generally established practise of the relevant tax authorities;

(ii)	is recoverable under an insurance policy without materially affecting the terms on which such insurance policy is provided thereafter; or

(iii)

would not have arisen but for an act, omission (including the mitigation of costs and losses) or transaction carried out by the Purchaser, or persons acting on behalf of the Purchaser, or the Company after the Agreement Date other than acts, omissions or

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transactions carried out by the Purchaser, or persons acting on behalf of the Purchaser, or the Company in the ordinary course of business and in accordance with past practices or in accordance with this Agreement.

9.7.5	In the event of a misrepresentation, breach of warranty, breach of covenant or breach of any other undertaking under this Agreement, the aggrieved Party shall use its commercially reasonable efforts to mitigate the losses, damages, costs, expenses, etc.

9.7.6	If the Seller makes any payment to the Purchaser as a settlement of a claim and the Purchaser or the Company has the right to recover from any third party any amount that has formed the basis of the claim, the Purchaser shall promptly inform the Seller of such recovery right and use all commercially reasonable efforts to recover such claim. Insofar and to the extent such recovery is successful, the Purchaser shall repay to the Seller an amount (up to the amount actually paid by the Seller) corresponding to the amount actually recovered, less any reasonable costs and expenses incurred in connection with such recovery.

9.7.7	In the event the Purchaser would make a claim against the Seller, the Purchaser shall allow and grant permission to the Seller to gain reasonable access, during normal business hours and after the giving of reasonable notice, to all books and records held by the Company reasonably relevant to the claim and the defence against the claim. The Purchaser shall ensure that the Company allows the Seller such access and also provides assistance in order to respond to the Seller’s questions and provide any information, all as reasonably requested by the Seller and as relevant to the claim.

9.8	Third Party Claims

9.8.1	In the event that the Purchaser becomes aware of any fact or set of circumstances which are likely to give rise to a third party claim against the Company, which could result in a claim, the Purchaser shall, in order to preserve its right to bring a claim against the Seller, either itself, or shall procure that the Company shall:

(i)	as soon as reasonably practicable, but in no event later than 60 days after the Purchaser became aware of the third party claim, give written notice of it to the Seller;

(ii)	not make any admission of liability, agree to settle or compromise with any person, body or authority in relation to it, without first obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed;

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(iii)	consult with the Seller and take due regard to the Seller’ interest in disputing, compromising or defending such third party claim; and

(iv)	give the Seller, or the Seller’s duly authorised representatives, reasonable access free of charge to the personnel of the Company, and supervised reasonable access, during normal business hours and after the giving of reasonable notice, to any relevant premises, accounts, documents and records within its possession and to take copies of them, in order to enable the Seller, or the Seller’s duly authorised representatives, to examine the basis of the third party claim so that the Seller is able to follow the dispute and offer its assistance, if the Seller so desires.

10. Miscellaneous

10.1	Waiver

10.1.1	The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that Party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.

10.2	Assignment

10.2.1	No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party.

10.3	Costs

10.3.1	The Seller and the Purchaser will each bear its own fees and expenses, including but not limited to legal fees and expenses, incurred in connection with the negotiations, preparation and execution of this Agreement and the transactions contemplated hereby.

10.4	Amendments

10.4.1	No modifications, amendments or alterations of this Agreement may be made except in writing (containing a specific reference to this Agreement) and signed by both Parties of this Agreement.

10.5	Notices

10.5.1

Any notice, request or other communication in respect of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by reputable international overnight courier, facsimile or

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e-mail (with return or delivery receipt obtained) or five (5) Business Days after sent by registered or certified mail, return or delivery receipt requested, postage prepaid to the Parties at the respective addresses set forth below:

Purchaser:	IGC Industrial Growth Company AB
Attention: Anders Hultmark and Thomas Olausson
Fax: +41 31 720 00 60
E-mail: anders.hultmark@igc.se; thomas.olausson@igc.se

Seller:	LGP Allgon Holdings AB
c/o Powerwave Technologies, Inc.
Attention: CFO
Fax: +001 714 466-5801
E-mail: kmichaels@pwav.com

or to such other addresses that any of them shall specify in writing to the other Party. All communication between the Parties shall be in English, unless otherwise agreed.

11. Governing Law

11.1	This Agreement shall be governed by and construed in accordance with the law of Sweden.

12. Arbitration

12.1	Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of the Agreement, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

12.2	The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be Swedish. The arbitral tribunal shall be composed of three (3) arbitrators.

12.3	The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights in connection with the dispute, or if obligated to do so pursuant to statute, regulation, a decision by an authority, a stock exchange agreement or similar.

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12.4	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two originals, of which the Parties have taken one each, on and as of the date first above written.

Place:

LGP ALLGON HOLDING AKTIEBOLAG

/s/ Kevin T. Michaels
[Name of the signatory]	[Name of the signatory]

Place:	Place:

INDUSTRIAL GROWTH COMPANY IGC AKTIEBOLAG

/s/ Anders Hultmark	/s/ Thomas Olausson
[Name of the signatory]	[Name of the signatory]

PARENT COMPANY GUARANTEE AND ASSIGNMENT

The undersigned ultimate parent company of the Seller hereby (i) guarantees, as for its own debt, the due fulfilment by the Seller of all its obligations pursuant to the foregoing Agreement, and (ii) shall assign to the Company the specific purchase agreement, the logistics agreement and the quality agreement entered into between the Seller and Ericsson AB, in respect of the supply of microwave filters by the Company to Ericsson, and shall use reasonable efforts to obtain the consent of Ericsson AB to such assignment, and shall further, if required by the Purchaser, use reasonable efforts to assist the Company in negotiating a new general purchase agreement with Ericsson AB, concerning the Company’s future deliveries to the Ericsson group. Sections 11 and 12 of the foregoing Agreement shall apply mutatis mutandis to this guarantee and assignment.

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Place: Santa Ana, California

POWERWAVE TECHNOLOGIES INC

/s/ Kevin T. Michaels
[Name of the signatory]	[Name of the signatory]